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                                                                    EXHIBIT 99.2

                                    Abstract

P53-selectively replicating adenoviruses expressing the cytosine deaminase prodrug converting enzyme

S. Laquerre, M.D. Young, L. Johnson, J. Nye, L. Hawkins, S. Weber, P. Holman, M. Lemmon, S. McCoy, L. Cohen, W. Collard and T. Hermiston

Onyx Pharmaceuticals, Inc, Richmond, CA 94806

Cancer is a major cause of death in the United States and new approaches are clearly needed to prevent and/or treat the disease. Gene transfer of chemosensitization genes is a promising cancer therapy strategy, with the potential for higher active drug concentrations within tumors while minimizing systemic toxicity. To take advantage of the prodrug converting enzyme strategy, we modified a selectively replicating adenovirus CI-1042 (ONYX-015) to encode the E. COLI cytosine deaminase (CD) gene. The CD gene was placed in multiple, distinct loci within the virus and expressed using endogenous, viral promoters. Analysis of these viruses demonstrated that i) the CD prodrug converting enzyme was expressed in infected cells and was capable of converting 5-fluorocytosine (5-FC) to 5-fluorouracil (5-FU), ii) the IN VITRO oncolytic effect of the virus expressing CD is increased in the presence of 5-FC, and iii) the levels of 5-FU achieved after conversion of 5-FC within the tumor were higher than those reported to have a chemotherapeutic effect. In contrast the plasma levels of 5-FU were much lower than the tumor levels, implying reduced systemic toxicity.

                                  Introduction

CANCER:

Although an increasing number of genes are found to be altered in human cancers, mutations in components of the Ras signal transduction pathway, the RB and p53 tumor suppressor pathway, and the activation of telomerase are common features of nearly all human cancers.

CI-1042 (ONYX-015) MECHANISM OF ACTION:

At Onyx Pharmaceuticals, we have pioneered the use of selectively replicating adenoviruses as new therapeutic agents for the treatment of human cancer. The first of these viruses, CI-1042 (ONYX-015), is a human adenovirus that has been genetically engineered to lack the E1B55K gene, the product of which binds to cellular p53 protein. In concert with another adenovirus encoded protein, E4ORF6, E1B55K functions to target p53 for degradation in infected cells. CI-1042 (ONYX-015) is therefore incapable of inactivating p53 function. Infection of normal human cells with CI-1042 (ONYX-015) results in an upregulation of p53 protein and an attenuation of the virus' ability to produce new viral progeny. Infection of human cancer cells with CI-1042 (ONYX-015) results in the unchecked continuation of the virus replication cycle, the cancer cells are killed, new virus progeny are produced, and neighboring cancer cells are infected to start the virus life cycle anew. To date,

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CI-1042 (ONYX-015) has been studied in Phase II clinical trials in head and neck cancer patients; in Phase I/II trials in patients with colorectal cancer and with metastases to the liver and pancreatic cancer patients; and in Phase I studies in patients with ovarian and lung cancers.

PRODRUG CONVERTING ENZYMES:

Although the results of these clinical trials are very encouraging, we have developed a system permitting insertion of therapeutic transgenes into the virus genome in order to expand the range of cancer indications served by our selectively replicating viruses including gp19K, ADP and E3b. This approach takes advantage of the endogenous viral promoters and the virus replication cycle to express the transgenes, thereby coupling transgene expression to virus replication. The significant features of this technology are selective expression and amplification of the transgenes within the local tumor environment. A number of anti-cancer chemotherapeutic agents are prodrugs. Prodrugs are the inactive form of a drug that requires specific enzymatic modifications to be converted to their active form. The E. COLI cytosine deaminase gene, CD, is one such enzyme and it is capable of converting 5-fluorocytosine (5-FC), an antifungal agent into 5-flurouracil (5-FU), an anti-cancer chemotherapeutic agent commonly used for the treatment of head and neck and colorectal cancers.

                                    Strategy

Our strategy has been to insert and express the E. coli CD gene from the p53-selective replicating virus' genome. We envision a development strategy whereby the CD-armed selectively replicating virus is administered to patients and in the presence of the prodrug 5-FC, the CD-armed virus would not only reproduce itself, but also result in the expression of high levels of CD transcripts. Because the virus replicates selectively in the cancer tissue, in the presence of administered 5-FC, it should also steadily increase the concentration of 5-FU in the cancer mass. This should expose the cancer cells to higher levels of 5-FU than is possible with systemic administration of 5-FU. Replication and production of new virus progeny should also result in higher levels of transduction and transgene expression than is possible via any other mode of gene delivery. Selective expression of CD and conversion of 5-FC to 5-FU at the tumor site should also minimize systemic exposure and toxicity.

                                   Conclusion

1) 5-FC was detected in tumor and plasma of CI-1042 (ONYX-015) injected animals, and as expected no 5-FU was detected.

2) In ONYX-700 injected tumor as well as in their plasma, the level of 5-FC was similar to that detected in CI-1042 (ONYX-015) treated animal, however a small conversion was observed at 2 h post 5-FC injection.

3) The level of 5-FC detected in tumor of animal treated with ONYX-740 was lower than that detected in tumor of animal treated with CI-1042 (ONYX-015) or ONYX-700, presumably due to the high level of 5-FC to 5-FU conversion in these tumors. The level of 5-FC in plasma of animal treated with ONYX-740



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         was similar than that of animal treated with CI-1042 (ONYX-015) and
         ONYX-700 and little 5-FU was detected in the plasma of ONYX-740 treated animal.

Thus, by incorporating a gene encoding a pro-drug converting enzyme into a selectively replicating adenovirus, we have increased the potency of this replicating virus, as determined by both in vitro and in vivo assays. This "Armed Therapeutic Virus-TM-" is expected to have a higher therapeutic index when used to treat human cancer.




FORWARD-LOOKING STATEMENT

This abstract contains certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from Onyx's expectations.